OCI Partners LP Announces Closing of Term Loan Amendment

Nederland, Texas, November 30, 2016 – OCI Partners LP, a Delaware limited partnership (the “Partnership”), announced today that it has closed an amendment to its Term Loan B Credit Facility (“Term Loan”).

The amendment, among other things, relaxed the Term Loan’s financial covenants. In addition, OCI Beaumont (“OCIB”), a wholly owned subsidiary of the Partnership, has agreed to prepay $200 million of term loans under the Term Loan with the proceeds of a borrowing under the Intercompany Term Facility.

The borrowings under the Intercompany Term Facility are subordinated to the existing Term Loan.

About OCI Partners LP

OCI Partners LP owns and operates an integrated methanol and ammonia production facility that is strategically located on the Texas Gulf Coast near Beaumont. The Partnership is headquartered in Nederland, Texas and currently has a methanol production design capacity of 912,500 metric tons per year and an ammonia production design capacity of 331,000 metric tons per year.

Forward-Looking Statements
This press release contains forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties, including, among others, that our business plans may change as the methanol and ammonia industry and markets warrant, decreases in the demand for methanol, ammonia and their derivatives and our inability to obtain economically priced natural gas and other feedstocks, our inability to successfully implement our business strategies due to changes in governmental regulations or otherwise, the occurrence of shutdowns (either temporary or permanent) or restarts of existing methanol and ammonia facilities (including our own facility), the timing and length of planned and unplanned downtime, the occurrence of operating hazards from accidents, fire, severe weather, floods or other natural disasters. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the “Risk Factors” section of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2015. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.
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Contacts:
Omar Darwazah
Director of Investor Relations & Strategy
Phone: +1 917-434-7734
omar.darwazah@oci.nl